INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 24 to Registration Statement No. 2-80808 of Mosaic Income Trust on Form N-1A of our report dated February 9, 2001, appearing in the Annual Report to Shareholders for the year ended December 31, 2000 for the Mosaic Income Trust, and to the references to us under the heading "Financial Highlights" in the Prospectus, which is part of such registration statement.  We also consent to the reference to us under the heading "Financial Statements and Other Additional Information" in the Statement of Additional Information, which is part of such Registration Statement.

(signature)

Deloitte & Touche LLP
Chicago, Illinois
April 25, 2001